UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 12, 2016 (October 5, 2016)

Warren Resources, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-33275	11-3024080
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

1331 17th Street, Suite 720 Denver, Colorado (Address of principal executive offices)		80202 (Zip Code)

(720) 403-8125

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

As previously disclosed, on June 2, 2016, Warren Resources, Inc. (the “Company”) and certain of its wholly owned subsidiaries (together with the Company, the “Debtors”) filed voluntary petitions for reorganization (the “Chapter 11 Cases”) under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”). The Chapter 11 Cases were jointly administered under the caption In re Warren Resources, Inc., et al., Case No. 16-32760.

As also previously disclosed, on September 14, 2016, the Bankruptcy Court entered an order (the “Confirmation Order”) confirming the Plan of Reorganization of Warren Resources, Inc. and Its Affiliated Debtors (as amended and supplemented, the “Plan”). On October 5, 2016 (the “Effective Date”), the Plan became effective pursuant to its terms, and the Debtors completed their reorganization under the Bankruptcy Code.

The description of the Plan in this report is qualified in its entirety by reference to the full text of the Confirmation Order (to which the Plan is an exhibit), a copy of which was filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on September 20, 2016.

Item 1.01 Entry into a Material Definitive Agreement

New First Lien Exit Facility

On the Effective Date, pursuant to the Plan, the Company entered into a Credit Agreement by and among the Company, Wilmington Trust, National Association, as Administrative Agent (the “Agent”), and the lenders from time to time party thereto (the “Credit Agreement”). The Credit Agreement provides for a $150 million term loan facility (the “Exit Credit Facility”), consisting of initial senior secured term loans in an aggregate principal amount of $130 million (which, pursuant to the Plan, is deemed to be outstanding without any advancement of funds by the lenders under the Credit Agreement) and additional senior secured term loans (the “delayed draw term loans”) in an aggregate principal amount of up to $20 million, which, subject to the conditions set forth in the Credit Agreement, may be drawn from time to time by the Company.

The outstanding term loans, along with accrued and unpaid obligations with respect to such loans, under the Exit Credit Facility are subject to prepayment in respect of (i) proceeds from the issuance or incurrence of debt, excluding those items of debt permitted to be issued or incurred under the Credit Agreement and (ii) casualty proceeds and proceeds received from asset dispositions, subject to limited reinvestment rights and certain excluded asset sales. The Exit Credit Facility is guaranteed by all of the Company’s wholly owned subsidiaries (the “Guarantors”). The Exit Credit Facility is secured by substantially all of the oil and gas assets of the Company and the Guarantors, as well as all of the equity interests in the Guarantors. Certain third-party swap and derivative transactions may be secured pursuant to an intercreditor agreement on a pari passu basis with the same collateral securing the Exit Credit Facility.

Proceeds of the delayed draw term loans under the Exit Credit Facility may be used from time to time for lawful corporate purposes, including for working capital needs and to finance corporate and capital expenditures and permitted acquisitions of oil and gas properties and other assets related to the exploration, production, development, processing, gathering, storage and transportation of hydrocarbons.

The interest rate on borrowings under the Exit Credit Facility will be equal to the sum of (i) the LIBOR rate (with a minimum LIBOR rate of 1%) plus 9.0% per annum on the aggregate outstanding principal amount of the loans outstanding, which shall be paid in cash, plus (ii) an amount equal to 1.0% per annum on the aggregate outstanding principal amount of the loans outstanding, which shall be paid-in-kind and added to the outstanding principal amount of the loans on each quarterly interest payment date. Other than with respect to prepayments or during periods in which the outstanding principal amount of the loans and other obligations under the Exit Credit Facility is subject to an increased interest rate following the occurrence of an event of default under the Credit Agreement, interest on each loan under the Exit Credit Facility shall be due and payable on the next to last business day of each March, June, September and December and on May 22, 2020, the maturity date under the Credit Agreement (the “Maturity Date”).

At any time on or prior to October 5, 2017, if the Company repays all or any part of the principal balance of any loan under the Exit Credit Facility, or there is an acceleration of the Company’s obligations under the Exit Credit Facility following the occurrence and continuation of an event of default under the Credit Agreement and notice from the Agent of such acceleration or there occurs a substitution of any lender pursuant to the terms of the Credit Agreement, the Company will pay the Agent, for the benefit of all of the lenders (or in the case of substitution, the substituted lender), in addition to the amount so repaid, due or assigned and any accrued and unpaid interest thereon, a make-whole premium equal to the present value at such time, computed on such repayment or assignment date using a discount rate equal to the treasury rate plus 50 basis points of the amount of (i) 4% the principal amount of such loan so repaid, due or assigned and (ii) the interest that would have accrued on the principal balance of the applicable loan being repaid or so due or assigned from the date of repayment, acceleration or assignment through October 5, 2017 if such loan remained outstanding and were repaid one day after such date.

After October 5, 2017, if the Company repays all or any part of the principal balance of any loan under the Exit Credit Facility, or if there is an acceleration of the Company’s obligations under the Exit Credit Facility following the occurrence and continuation of an event of default under the Credit Agreement and notice from the Agent of such acceleration or there occurs a substitution of any lender pursuant to the terms of the Credit Agreement, the Company will pay the Agent, for the benefit of all of the lenders (or in the case of substitution, the substituted lender), in addition to the amount so repaid, due or assigned and any accrued and unpaid interest thereon, a repayment premium equal to the product of (i) the principal amount of the loans so repaid, due or assigned multiplied by (ii) the applicable percentage set forth below:

Year	Percentage
October 6, 2017 through October 5, 2018	4%
October 6, 2018 through October 5, 2019	2%
October 6, 2019 and thereafter	0%

The Company is subject to affirmative and negative covenants under the Credit Agreement, including, but not limited to, financial covenants with respect to Consolidated Total Leverage Ratio (as such term is defined in the Credit Agreement) and minimum liquidity. The Consolidated Total Leverage Ratio covenant requires that, commencing on June 30, 2017, the Consolidated Total Leverage Ratio for any period of four consecutive fiscal quarters shall not be greater than, determined as of the last day of each fiscal quarter, (a) during the period following June 30, 2017 until December 31, 2017, 5.5 to 1.0, (b) during the period following March 31, 2018 until December 31, 2018, 5.0 to 1.0 and (c) during the period following March 31, 2019 until the Maturity Date, 4.5 to 1.0. The minimum liquidity covenant requires that the Company and its Subsidiaries at all times maintain the aggregate amount of undrawn availability under the delayed draw term loans, unrestricted cash and cash equivalents of at least $5 million.

The Exit Credit Facility is subject to other usual and customary conditions, representations, warranties and covenants including, but not limited to, restrictions on additional indebtedness, liens, contingent obligations, payments, investments, mergers, asset dispositions, , speculative commodity transactions, transactions with affiliates and other matters. The Exit Credit Facility is subject to customary events of default. If an event of default occurs and is continuing, the Agent may, or at the request of certain required lenders shall, accelerate amounts due under the Exit Credit Facility (except for a bankruptcy event of default, in which case such amounts will automatically become due and payable).

The foregoing description of the Credit Agreement set forth in this Item 1.01 does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, a copy of which is filed as Exhibit 10.1 hereto, and is incorporated herein by reference.

Stockholders Agreement

On the Effective Date, pursuant to the Plan, the Company entered into a Stockholders Agreement (the “Stockholders Agreement”) by and among the Company and the stockholders named therein, providing for certain stockholders’ rights and obligations. Among other things, the Stockholders Agreement provides for:

•	Board Composition. The Stockholders Agreement provides that the number of directors on the board of directors of the Company (the “Board”) shall be established and maintained at five directors, or such other number of directors as shall be determined from time to time by the unanimous vote of the Board, with the consent of the Plan Sponsor (as that term is defined in the Stockholders Agreement). Subject to specified exceptions, the Board shall be composed of the Chief Executive Officer, two individuals designated by the Chief Executive Officer (with the prior written consent of the Plan Sponsor), one individual designated by the Plan Sponsor and one individual designated by the Required Schedule II Stockholders and Claren Road (as those terms are defined in the Stockholders Agreement).

•	Transfer Restrictions. Subject to certain exceptions, stockholders party to the Stockholders Agreement are restricted from transferring any shares of the Company’s common stock, par value $0.01 (the “New Common Stock”) unless, as a condition prior to such transfer, the transferee of any such shares of New Common Stock shall have executed and delivered to the Company a joinder or counterpart to the Stockholders Agreement.

•	Restrictions on Authority of the Board. Subject to specified exceptions, the Stockholders Agreement provides that the Company may not, and may not permit its subsidiaries to, take certain actions without the prior written consent of the Plan Sponsor, including, without limitation: a merger, combination, conversion consolidation, reorganization, sale of all or substantially all assets or liquidation, an increase in the number of authorized shares of the New Common Stock or an issuance and sale of the New Common Stock; an amendment of the organizational documents of the Company; engaging in any business that is materially different from the business of the Company and its subsidiaries as of the date of the Stockholders Agreement or entry into a new line of business; liquidation, dissolution or commencing or consenting to any proceeding under the law of any jurisdiction relating to bankruptcy, insolvency, reorganization, conservatorship or relief of debtors; or incur any indebtedness in excess of $25,000,000 in the aggregate, other than the Exit Credit Facility.

•	Information Rights. The Stockholders Agreement provides the stockholders with certain informational rights with respect to the Company.

•	Registration Rights. Certain stockholders party to the Stockholders Agreement are entitled to demand and piggyback registration rights, subject to certain customary conditions.

•	Preemptive Rights. The Stockholders Agreement provides preemptive rights to certain stockholders party to the Stockholders Agreement, exercisable under certain circumstances upon the issuance of any Equity Securities (as that term is defined in the Stockholders Agreement).

•	Drag-Along and Tag-Along Rights. The stockholders party to the Stockholders Agreement are subject to certain drag-along and tag-along provisions set forth in the Stockholders Agreement.

The Stockholders Agreement provides that certain provisions of the Stockholders Agreement shall expire and terminate on the earlier to occur of the consummation of (a) a Change of Control and (b) an Initial Public Offering (as those terms are defined in the Stockholders Agreement).

This summary is qualified in its entirety by reference to the full text of the Stockholders Agreement, which is attached hereto as Exhibit 4.1 and incorporated by reference herein.

Warrant Agreement

On the Effective Date, pursuant to the Plan, the Company entered into a Plan Warrant Agreement (the “Warrant Agreement”) with Claren Road Credit Master Fund, Ltd. and Claren Road Credit Opportunities Master Fund, Ltd. (collectively, “Claren Road”) and the other registered holders from time to time party thereto, pursuant to which the Company issued warrants (the “Warrants”) to Claren Road that were exercisable for an aggregate of 526,316 shares of New Common Stock. The Warrants may be exercised in whole or in part and only during the period (the “Exercise Period”) commencing on the Effective Date and terminating at 5:00 p.m., Eastern time, on October 5, 2021 (the “Warrant Expiration Date”), at an exercise price of $10.50 per share (the “Exercise Price”). All Warrants not exercised on or before such time on the Warrant Expiration Date shall become void, and the rights of the holders of such warrants pursuant to the warrants, the Warrant Agreement or the Stockholders Agreement shall cease at such time on the Warrant Expiration Date. The Company may, subject to the Stockholders Agreement (as defined below), extend the duration of the Warrants by delaying the Warrant Expiration Date.

No Rights as Stockholders. Pursuant to the Warrant Agreement, a Warrant does not entitle the registered holder thereof to any of the rights of a stockholder of the Company, including the right to receive dividends or other distributions, to vote or consent or to receive notice in respect of the meetings of stockholders or the election of directors of the Company or any other matter.

Adjustments. The number of shares of New Common Stock issuable upon exercise of any Warrant, as well as the Exercise Price, may be subject to adjustment from time to time upon the occurrence of certain events, including, but not limited to: the issuance of shares of New Common Stock as a dividend or by a split-up or sub-division; and consolidation, combination, reverse stock split or reclassification of the New Common Stock or other similar event.

Reorganization Event, Third-Party Mergers or Consolidations. In the case of any recapitalization, reclassification or reorganization of the outstanding New Common Stock, or in the case of any amalgamation, conversion, merger or consolidation of the Company with or into another corporation or other entity (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any recapitalization, reclassification or reorganization of the outstanding New Common Stock), or in the case of any sale, lease, license, transfer or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, liquidated or wound up (any of the foregoing, an “Organic Change”), but subject in all such events to the provisions of the Stockholders Agreement, from and after such Organic Change, each registered holder of Warrants, following the exercise of such Warrants in accordance with the Warrant Agreement, will be entitled to receive, in lieu of or addition to (as the case may be) the shares of New Common Stock acquirable and receivable upon the exercise of such registered holder’s Warrant, such shares of stock, securities or assets as would have been issued or payable in such Organic Change (if the registered holder had exercised its Warrant immediately prior to such Organic Change with respect to or in exchange for the shares of New Common Stock then acquirable and receivable upon exercise of such registered holder’s Warrant had such Organic Change not taken place.

This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Warrant Agreement, which is attached hereto as Exhibit 4.2 and incorporated by reference herein.

Item 1.02 Termination of a Material Definitive Agreement

First- and Second-Lien Credit Facilities

On the Effective Date, pursuant to the Plan, all amounts outstanding under the Company’s previously existing first-lien credit facility and second-lien credit facility were cancelled and the obligations thereunder were terminated, released and discharged. Lenders under such first- and second-lien credit facilities received distributions of New Common Stock under the Plan.

Indenture

On the Effective Date, pursuant to the Plan, the Company’s 9% Senior Notes due 2022 (the “Senior Notes”) and the indenture governing the Senior Notes were cancelled and the obligations of the Debtors thereunder were terminated, released and discharged. Holders of the Senior Notes received distributions of New Common Stock under the Plan.

Secured Bonds

On the Effective Date, pursuant to the Plan, holders of the Company’s 12% Secured Convertible Bonds due December 31, 2020 and the 12% Secured Convertible Bonds due December 31, 2022 (collectively, the “Secured Bonds”) received payment in full in cash such that the claim of such holders was unimpaired, and the trustees under each series of Secured Bonds were paid reasonable and documented unpaid fees and expenses incurred on or before the Effective Date. On the Effective Date, the Secured Bonds and the indentures governing each series of Secured Bonds were cancelled and the obligations of the Debtors thereunder were terminated, released and discharged. Other than pursuant to the foregoing, holders of the Secured Bonds did not receive distributions under the Plan in respect of the Secured Bonds.

Equity Securities and Related Instruments

Pursuant to the Plan, on the Effective Date, the previously outstanding shares of the Company’s common stock and preferred stock (collectively, the “Prepetition Equity Securities”) were cancelled, and the obligations of the Debtors thereunder were terminated, released and discharged. Holders of the Prepetition Equity Securities did not receive distributions under the Plan in respect of the Prepetition Equity Securities.

Item 3.02 Unregistered Sales of Equity Securities

On the Effective Date, pursuant to the Plan:

•	7,899,537 shares of New Common Stock were issued to the lenders under the prepetition first-lien credit facility;

•	755,000 shares of New Common Stock were issued to the lenders under the prepetition second-lien credit facility; and

•	1,284,818 shares of New Common Stock were issued pro rata to the holders of the Senior Notes.

Additionally, the lenders under the prepetition second-lien credit facility are party to the Warrant Agreement, pursuant to which they received Warrants that are initially exercisable for an aggregate of 526,316 shares of New Common Stock.

The Plan and the Confirmation Order provide for the exemption of the offer and sale of the New Common Stock pursuant to the foregoing from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 1145(a) of the Bankruptcy Code.

The information regarding the terms governing the exercise of the Warrants set forth in Item 1.01 of this report is incorporated by reference herein.

Item 3.03 Material Modification to Rights of Security Holders

As required by the Plan, on the Effective Date, all shares of the Company’s Prepetition Equity Securities, as well as all unexercised incentive stock options, non-qualified stock options, stock appreciation rights, or other unexercised options, warrants or rights to acquire or receive an equity interest in the Company, in each case, outstanding immediately prior to effectiveness of the Plan, was cancelled and ceased to exist.

The information regarding the cancellation of the debt securities of the Debtors and the Prepetition Equity Securities set forth in Item 1.02 of this Current Report on Form 8-K and the information set forth in Item 5.03 of this report is incorporated by reference herein.

Item 5.01 Change of Control of Registrant

On the Effective Date, by operation of the Plan, all Prepetition Equity Securities were cancelled, and the Company issued shares of New Common Stock pursuant to the terms of the Plan as discussed in Item 3.02 of this report. In addition, as discussed in Item 5.02 of this report, the composition of the Board as of the Effective Date is substantially different than the composition of the Board immediately prior to the Effective Date.

The information set forth in Items 1.01, 3.02 and 5.02 of this Current Report on Form 8-K is incorporated by reference herein.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On the Effective Date, by operation of the Plan, the following persons ceased to serve as directors on the Board: Dominick D’Alleva, Chet Borgida, Anthony L. Coelho, Leonard DeCecchis, Lance Peterson and Espy P. Price.

On the Effective Date, by operation of the Plan and pursuant to the Stockholders Agreement, the following persons became directors on the Board: James A. Watt, who was a director on the Board immediately prior to the Effective Date, Yixiao Liu, K. Adam Leight, Duane H. King and Eugene I. Davis.

Compensation of Directors

Pursuant to the Plan, Mr. Adam Leight, Mr. Duane King and Mr. Eugene Davis will receive the following compensation as directors: (i) annual retainer of $50,000 paid quarterly in advance; (ii) $1,500 fee for each board meeting, whether in person or telephonic; and (iii) $1,000 fee for each committee meeting.

Executive Officers

As of the Effective Date, pursuant to the Plan, the officers of the Company shall be: (i) James A. Watt, President and Chief Executive Officer; (ii) Frank T. Smith, Jr., Senior Vice President and Chief Financial Officer; (iii) John R. Powers, Vice President, Chief Accounting Officer and Controller; and (iv) Zach Waite, Vice President of Operations and Business Development.

Employment Agreements

On the Effective Date, in accordance with the Plan, James A. Watt and Frank T. Smith, Jr. entered into employment agreements (the “Employment Agreements”) with the Company. The Employment Agreements provide, subject to certain limitations set forth therein, for the employee to receive a base salary, to be eligible to receive annual equity awards under the Warren Resources, Inc. 2016 Equity Incentive Plan (the “EIP”) and annual bonus and other benefits as are customarily provided to similarly situated executives of the Company. Pursuant to the Employment Agreements, if an employee is terminated by the Company without Cause (as defined in the Employment Agreements) or if an employee is terminated due to his death or disability, such employee shall be entitled to receive (i) any accrued but unpaid rights, (ii) 1.5 times his base salary, (iii) 1.5 times his annual target bonus, (iv) his annual target bonus for the prior calendar year to the extent unpaid and (v) accelerated vesting on outstanding and unvested awards made under the EIP, amongst other customary severance benefits as described in the Employment Agreements.

The description of the Employment Agreements in this report is qualified in its entirety by reference to the full text of the Employment Agreements, which are filed as Exhibits 10.2 and 10.3 to this Current Report on Form 8-K and are incorporated by reference into this Item 5.02.

Incentive Plan and Award Agreements

As provided in the Plan, on the Effective Date, the Company adopted the EIP, pursuant to which equity awards may be issued and/or cash bonuses may be awarded to the officers and directors of the Company. The EIP provides for the following types of awards:

•	Options;

•	Stock Appreciation Rights;

•	Restricted Stock;

•	Restricted Stock Units;

•	Performance Unit Awards;

•	Cash Awards;

•	Other Stock Awards; and

•	Dividend equivalents.

The aggregate number of shares of New Common Stock reserved for issuance pursuant to the EIP is 600,000 shares. The EIP expires on, and no new awards may be granted after, the tenth anniversary of the Effective Date, unless earlier terminated by the Board.

The description of the EIP in this report is qualified in its entirety by reference to the full text of the Incentive Plan, which is filed as Exhibit 10.4 to this Current Report on Form 8-K and is incorporated by reference into this Item 5.02.

In accordance with the EIP, on the Effective Date, the Board approved the form of Restricted Stock Award Agreement, the form of Stock Option Award Agreement, the form of Restricted Stock Unit Award Agreement and the form of Stock Appreciation Right Award Agreement (collectively, the “Award Agreements”). Grants made under each of the Award Agreements will vest in one-fourth installments on each of the first, second, third and fourth anniversaries of the applicable grant date. All Award Agreements provide for vesting upon the occurrence of a change in control (as defined in the EIP) and other customary conditions.

The description of the Award Agreements in this report is qualified in its entirety by reference to the full text of the Award Agreements, which are filed as Exhibits 10.5, 10.6, 10.7 and 10.8 to this Current Report on Form 8-K and are incorporated by reference into this Item 5.02.

Indemnification of Directors and Executive Officers

As of October 7, 2016, the Company entered into indemnification agreements with each of its directors and officers. The indemnification agreements require the Company to (a) indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to the Company and (b) advance expenses reasonably incurred as a result of any proceeding against them as to which they could be indemnified. The Company may also enter into indemnification agreements with any future directors or executive officers.

The description of the indemnification agreements in this report is qualified in its entirety by reference to the full text of the form of indemnification agreement, which is filed as Exhibits 10.9 to this Current Report on Form 8-K and is incorporated by reference into this Item 5.02.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal year

On the Effective Date, the Company made the necessary filings to convert its jurisdiction of incorporation from Maryland to Delaware including filing a Certificate of Incorporation (the “Certificate of Incorporation”) with the Secretary of State of Delaware.

On the Effective Date, the Company also adopted new Bylaws (the “Bylaws”).

Authorized Capitalization

The Certificate of Incorporation provides that the Company is authorized to issue 110,000,000 shares of capital stock, divided into two classes consisting of (a) 100,000,000 shares of New Common Stock and (b) 10,000,000 shares of preferred stock, par value $0.01 per share.

Description of Capital Stock

Voting Rights

Except as otherwise provided by the General Corporation Law of the State of Delaware (the “DGCL”) as it currently exists or may hereafter be amended, the Certificate of Incorporation or the Stockholders Agreement, each holder of New Common Stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders. The Bylaws provide that when a quorum is present, the affirmative vote of the majority of the voting power of the shares cast by stockholders present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders, unless the question is one upon which by express provisions of an applicable law, the Bylaws or the Certificate of Incorporation a different vote is required, in which case such express provision shall govern and control the decision of such question.

There is no cumulative voting by stockholders in the election of directors.

Other Rights; Certain Actions

Except as provided for by the Stockholders Agreement, the holders of Common Stock do not have preemptive rights to purchase shares of the New Common Stock. Subject to specified exceptions, the Certificate of Incorporation provides that the Company may not, and may not permit its subsidiaries to, take certain actions without approval of the Plan Sponsor, including, without limitation, a merger, consolidation, reorganization, sale of all or substantially all assets or liquidation, an increase in the number of authorized shares of the New Common Stock or an issuance and sale of the New Common Stock, an amendment of the organizational documents of the Company, entry into a material new line of business substantially unrelated to the line of business currently conducted by the Company or any of its subsidiaries as of the date of the Stockholders Agreement or incur any indebtedness in excess of $25,000,000 in the aggregate, other than the Exit Credit Facility.

The description of the Certificate of Incorporation and the Bylaws in this report is qualified in its entirety by reference to the full text of the Certificate of Incorporation and the Bylaws, which are filed as Exhibits 3.1 and 3.2 to this Current Report on Form 8-K and are incorporated by reference into this Item 5.02.

Limitation on Liability of Directors and Officers

The Certificate of Incorporation limits liability of directors to the fullest extent that the DGCL or any other law of the State of Delaware, as the same exists or may be amended, permits the limitation or elimination of the liability of directors, no person who is or was a director of the Company will be personally liable to the Company or any of its stockholders for monetary damages for breach of fiduciary duty as a director. In addition, with certain exceptions, the Certificate of Incorporation requires that the Company indemnify its directors and officers to the fullest extent authorized or permitted by applicable law and that the Company pay such expenses in advance.

The description of the Certificate of Incorporation and the Bylaws in this report is qualified in its entirety by reference to the full text of the Certificate of Incorporation and the Bylaws, which are filed as Exhibits 3.1 and 3.2 to this Current Report on Form 8-K and are incorporated by reference into this Item 5.02.

Item 8.01 Other

Press Release

On the Effective Date, the Company issued a press release announcing the effectiveness of the Plan and certain of the other topics described in this Form 8-K. The press release is attached hereto as Exhibit 99.1 and is incorporated by reference into this Item 8.01.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

3.1	Certificate of Incorporation of Warren Resources, Inc.

3.2	Bylaws of Warren Resources, Inc.

4.1	Stockholders Agreement, dated as of October 5, 2016.

4.2	Plan Warrant Agreement, dated as of October 5, 2016.

10.1	Credit Agreement, dated as of October 5, 2016, by and among the Company, Wilmington Trust, National Association, as Administrative Agent, and the lenders from time to time a party thereto.

10.2	Employment Agreement, by and between the Company and James A. Watt.

10.3	Employment Agreement, by and between the Company and Frank T. Smith, Jr.

10.4	Warren Resources, Inc. 2016 Equity Incentive Plan.

10.5	Form of Restricted Stock Award Agreement.

10.6	Form of Stock Option Award Agreement.

10.7	Form of Restricted Stock Unit Award Agreement.

10.8	Form of Stock Appreciation Right Award Agreement.

10.9	Form of Indemnification Agreement.

99.1	Press Release, dated October 5, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

October 12, 2016	Warren Resources, Inc.

	By:	/s/ James A. Watt
James A. Watt
Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

3.1	Certificate of Incorporation of Warren Resources, Inc.

3.2	Bylaws of Warren Resources, Inc.

4.1	Stockholders Agreement, dated as of October 5, 2016.

4.2	Plan Warrant Agreement, dated as of October 5, 2016.

10.1	Credit Agreement, dated as of October 5, 2016, by and among the Company, Wilmington Trust, National Association, as Administrative Agent, and the lenders from time to time a party thereto.

10.2	Employment Agreement, by and between the Company and James A. Watt.

10.3	Employment Agreement, by and between the Company and Frank T. Smith, Jr.

10.4	Warren Resources, Inc. 2016 Equity Incentive Plan.

10.5	Form of Restricted Stock Award Agreement.

10.6	Form of Stock Option Award Agreement.

10.7	Form of Restricted Stock Unit Award Agreement.

10.8	Form of Stock Appreciation Right Award Agreement.

10.9	Form of Indemnification Agreement.

99.1	Press Release, dated October 5, 2016.